Exhibit 99.2

Continental Resources Reports Successful Two-Reservoir Test in North Dakota Bakken Shale Play

Mathistad 2-35H ‘Companion Well’ Yields Record Initial Production of 995 Boepd

ENID, Okla., Aug. 6 /PRNewswire-FirstCall/ — Continental Resources, Inc. (NYSE: CLR) today announced the successful completion of the Mathistad 2-35H (41% WI) in McKenzie County, a “companion well” drilled to test the Company’s theory that the Middle Bakken and Three Forks/Sanish zones act as separate reservoirs in portions of the North Dakota shale play. The Mathistad 2-35H produced at an average 995 Boepd in its initial seven-day test period, making it the Company’s strongest operated Middle Bakken completion to date in North Dakota.

“The technical data from the Mathistad 2-35H supports our belief that the Middle Bakken and Three Forks/Sanish reservoirs are separate in this area of the play,” said Harold Hamm, Chairman and Chief Executive Officer. “The high initial productivity indicates that we tapped new, undrained reservoir rock as we fracture-stimulated the companion well.”

The Mathistad 2-35H was drilled horizontally in the Middle Bakken (MB) zone approximately 50 feet above and essentially parallel to the horizontal of the Mathistad 1-35H. The Mathistad 2-35H was drilled on 1,280-acre spacing and fracture-stimulated in 14 stages, the Company’s standard design for North Dakota Bakken shale wells.

Continental completed the Mathistad 1-35H in June 2008 in the Three Forks/Sanish (TFS) zone. Prior to drilling the companion well, Continental shut in the Mathistad 1-35H and placed pressure gauges in its horizontal well bore. At the time it was shut in, the Mathistad 1-35H was on pump and producing 187 Boepd. Consequently, the Mathistad 2-35H’s initial flow rate was more than four times the rate at which the lower well had been pumping.

During the fracture-stimulation of the Mathistad 2-35H, pressure spikes were detected below, in the horizontal well bore of the Mathistad 1-35H. “This was not surprising, given our placement of the Mathistad 2-35H horizontal only 50 feet above the lower TFS well, the pressure depletion in the TFS well bore area, and the high pressures involved in frac-stimulation,” Mr. Hamm said. “We set up ‘worst case’ conditions, with unrealistically tight spacing and aggressive pressures, to see if we could frac through the intervening shale layer into the lower horizontal well bore. Once the Mathistad 2-35’s frac pressure subsided and it began flowing back, we clearly had production from untapped rock. We saw insignificant communication with the lower TFS well.”

“The marked difference in production between the two wells is the strongest evidence that we stimulated new reservoir rock,” Mr. Hamm said. “From a technical point of view, that is the only plausible explanation for this level of initial productivity.”

Additional drilling will be required to establish the extent to which the reservoirs are separate across the play. “While we are very encouraged, we are in the early stages of delineating the Bakken shale play, especially with regard to developing the Middle Bakken and the Three Forks/Sanish reservoirs separately,” Mr. Hamm said. “With these results, we believe the reserve potential of the Bakken play just went up.”

Mr. Hamm noted that the Mathistad 2-35H test project was conducted in cooperation with the North Dakota Petroleum Council’s Oil and Gas Research Program, which contributed funds to the project and will issue a public report on the project later this year.

Continental estimates that approximately half of its 439,000 net acres in North Dakota has the potential for the Middle Bakken and Three Forks/Sanish to produce independently. Continental controls a total of 605,000 net acres in the Bakken play in North Dakota and Montana combined.

The Company will report additional data as the two wells are in production over time. “We need to monitor production performance and pressures to determine the extent of incremental reserves that we’ve gained with the second well,” he said.

ECO-PadTM Drilling Approved by North Dakota Industrial Commission

Continental also announced that it has obtained regulatory approval from the North Dakota Industrial Commission to drill multiple horizontal wells from a single pad with zero boundary-line setbacks, instead of the normal 500-foot setbacks. “This is our ECO-PadTM concept, which we expect will have a significant impact on well productivity and economics as we transition into development mode in the Bakken shale play in North Dakota,” Mr. Hamm said.

The Company plans to drill up to two Middle Bakken and two Three Forks/Sanish wells per ECO-Pad. Concentrating four wells on a single drilling pad will minimize surface environmental impact. As currently designed, one ECO-Pad will have about 70 percent less surface footprint area than four conventional drilling pads. In addition, by concentrating drill sites on one pad, only one access road will need to be constructed, rather than multiple roads to dispersed sites.

In terms of economics, Continental expects this approach will reduce the drilling and completion costs per well by approximately 10 percent.

Finally, because ECO-Pad wells have no setback requirement from property lines, the Company will drill longer horizontal laterals with each well, stimulating and harvesting reservoir rock that was previously left untouched between wells. Instead of the typical 9,500-foot horizontals drilled on 1,280-acre spacing, the Company can now drill the lateral section 10,500 feet or longer, depending on the positioning and topography at each ECO-Pad site.

“We’ll be drilling fence-to-fence, which has to have a significant effect on each well’s production,” Mr. Hamm said. “Everyone benefits — the state, mineral owners and the producer.”

Continental Resources is a crude-oil concentrated, independent oil and natural gas exploration and production company with operations in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States. The Company focuses its operations in large new and developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All information, other than historical facts included in this press release, regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission.

CONTACT:	Continental Resources, Inc.
	J. Warren Henry	Brian Engel
	Investors	Media
	(580) 548-5127	(580) 249-4731

CONTACT: Investors, J. Warren Henry, +1-580-548-5127, or Media, Brian Engel, +1-580-249-4731, both of Continental Resources, Inc.